EXHIBIT 10.8

IN THE AMERICAN ARBITRATION ASSOCIATION

Case No.: 32 166 00819 07

In Re the Matter of:

Gordon L. Goodman, Claimant,

and

Ecosphere Technologies, Inc., Respondent.

____________________________________/

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (the “Agreement”) is made and entered into as of this 2nd day of July 2008, by and between claimant GORDON GOODMAN (“Goodman”) and respondent ECOSPHERE TECHNOLOGIES, INC. (“Ecosphere”), a Delaware corporation doing business in the State of Florida:

W I T N E S S E T H:

WHEREAS, from on or about May 15, 2007 until on or about August 3, 2007,  Goodman was an employee of Ecosphere;

WHEREAS, Goodman has asserted certain claims against Ecosphere in connection with his employment and termination as set forth in the above styled arbitration proceedings pending before the American Arbitration Association,

WHEREAS, Ecosphere disputes vigorously all claims asserted or threatened against it.

WHEREAS, the parties hereto wish to completely, finally, and amicably resolve all claims asserted or which could have been asserted, known and unknown, by and between them, and are desirous of resolving any differences which may exist among them and forever terminate any differences which may have existed or now exist between them in connection with these disputed matters on the terms set forth below.

NOW THEREFORE, in consideration of the mutual covenants herein contained, which each of the parties hereto hereby acknowledges constitutes good, valuable and sufficient consideration, the parties, intending to be legally bound, do hereby agree to a complete and final settlement of all claims by and between them, on the following terms and conditions:

1.

Recitations:  The above recitals are true and correct and are incorporated herein.

2.

The Settlement Amount:  Ecosphere shall pay immediately the amount of one hundred and fifty seven thousand seven hundred and fifty dollars ($157,750.00) to Akers & Boswell, P.A., attorneys for Goodman, by transfer of funds to the IOTA  account of Akers & Boswell. The IRS tax identification number for Akers & Boswell, P.A. is 65-0429075.

3.

Taxes; Indemnification:  Goodman acknowledges and agrees that he shall be responsible for all taxes, withholdings, or other monies due or that may become due or owing in regard to the settlement payments made under Paragraph 2 of this Agreement.

4.

General Releases and Covenants Not to Sue:

a)

Goodman on behalf of himself, and each of his personal representatives, heirs, agents and assigns hereby fully releases, discharges and covenants not to sue Ecosphere, Ecosphere Systems, Inc. and/or their respective parent, subsidiary, affiliated entities, divisions, related companies, predecessors, successors, and assigns, and the directors, officers, employees, agents, guarantors, attorneys, and insurance carriers of all of the foregoing, from and for any and all claims, demands, rights, damages, claims for liquidated damages, costs, expenses, attorneys’ fees, subrogation rights, compensation, lawsuits, obligations, promises, administrative actions, charges and causes of action, both known or unknown, in law or in equity, of any kind whatsoever, which Goodman ever had, now has, or may have against Ecosphere, for, upon or by reason of any matter, cause or thing whatsoever, up to and including the date of this Agreement, including but not limited to: any and all claims and causes of action that were raised or could have been raised arising out of or in connection with Goodman’ employment or termination of employment, any and all claims and causes of action under the Fair Labor Standards Act, 29 U.S.C. §§201 et. seq., Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Acts of 1866, the Employee Retirement Income Security Act (“ERISA”), the Florida Civil Rights Act, the Americans With Disabilities Act (“ADA”), the Age Discrimination in Employment Act of 1967, Chapter 448, Florida Statutes, and any other federal, state or local anti-discrimination law, statute, code or ordinance; and any and all claims and causes of action founded in tort, contract (oral, written or implied) or any other common law, statutory or equitable basis of action, except that all rights and obligations arising hereunder shall not be released.

b)

Ecosphere, on behalf of itself, its subsidiaries and assigns hereby releases, discharges and covenants not to sue Goodman, from and for any and all claims, demands, rights, damages, costs, expenses, attorneys’ fees, subrogation rights, compensation, lawsuits, obligations, promises, administrative actions, charges and causes of action, both known or unknown, in law or in equity, of any kind whatsoever, which it ever had, now has, or may have against Goodman and/or his spouse, heirs, assigns, agents, attorneys, etc., for, upon or by reason of any matter, cause or thing whatsoever, up to and including the date of this Agreement, except that all rights and obligations arising hereunder shall not be released.

c)

Ecosphere shall hereby indemnify and hold Goodman harmless from any liability based upon his lawful and authorized conduct while an employee of Ecosphere.  Said indemnity shall include providing for his legal defense or attorney’s fees in a civil, criminal or administrative matter.

5.

Non-Disparagement:

 Each Party agrees not to make any disparaging or negative comment to any other person or entity regarding the other Party.  If Ecosphere is contacted by any third party, especially a potential employer of Goodman, Ecosphere will only respond with the dates of employment, the job title and the job description. Ecosphere will not make any comments as to whether it would or would not re-hire Goodman.

6.

SEC Filings: Ecosphere will file, or cause to be filed, with the Security’s Exchange Commission an 8(K) disclosure statement containing language similar to the following, “After investigation of the circumstances, including the exchange of documents and Mr. Goodman’s deposition, the company has determined that Mr. Goodman did not materially breach his employment agreement and the matter was amicably resolved.”  This statement will be filed within due course, but not later than sixty (60) days of the parties execution of this agreement.

7.

This agreement shall not become effective until actual receipt of the settlement funds by Akers & Boswell, P.A.

8.

No admission of liability or wrongdoing:  This settlement is not intended to be, nor shall it be, deemed evidence or an admission of either liability or wrongdoing by Ecosphere.  Ecosphere settles this matter solely as a matter of convenience.

9.

Entire Agreement:  This Agreement contains the entire agreement between the parties, and supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof.

10.

Construction of Agreement: The terms of this Agreement are contractual and not a mere recital and no other contract, promise or inducement has been made to any of the parties, other than as set forth herein.  This is the sole agreement of the parties on the matters set forth herein, all other prior written or oral agreements being expressly merged herein as the parties’ final expression of their Agreement.  Counsel for each of the parties has had an active role in the drafting of this Agreement such that it shall not be construed more strictly against either party as the drafter.

11.

Agreement voluntarily executed:  Each party states and acknowledges that he, she or it has entered into this Agreement of his, her, or its own free will, that the Agreement is the product of arms’ length negotiations between sophisticated parties of equal bargaining power, that he, she or it has had the opportunity to consult an attorney or other advisor prior to executing this Agreement, and that he, she or it fully understands and agrees with all of the terms of this Agreement.  Each of the parties acknowledges that he, he or it has had a sufficient amount of time to consider this Agreement, in accordance with all federal and state laws, and to freely consult counsel of his, her, or its choice prior to executing this Agreement.

12.

Modification:  No change, modification or waiver of any provision of this Agreement or any exhibit hereto shall be valid or binding unless it is in writing and signed by all parties to this Agreement.

13.

Agreement is binding: This Agreement is binding upon all parties and their respective successors, heirs, assigns, representatives, spouses, agents, attorneys and accountants.  This Agreement shall be construed in accordance with the laws of the State of Florida.

14.

Enforceability; Severability: Wherever possible, each portion of this Agreement shall be interpreted in such a manner as to be valid, effective and enforceable under the applicable law. If any portion of this Agreement is held to be invalid by a court of competent jurisdiction under the terms hereof, such provision shall be severed herefrom and such invalidity shall not affect any other portion of this Agreement, the balance of which shall remain in, and have its intended, full force and effect.

15.

Execution in Counterpart and by Facsimile: This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same Agreement.  A facsimile signature shall be considered an original for all purposes.

IN WITNESS WHEREOF, we have hereunto set our hands and seals to this instrument on the date first written above.

/s/ Gordon L. Goodman	/s/ Adrian G. Goldfarb
Gordon L. Goodman	Adrian G. Goldfarb
13147 Merganser Court	Chief Financial Officer
Plainfield, IL 60585	Ecosphere Technologies, Inc.
3515 S.E. Lionel Terrace
Stuart, Florida 34997

/s/ Don R. Boswell	/s/ Adam D. Palmer
Don R. Boswell, Esq.	Adam D. Palmer, Esq.,
Akers & Boswell, P.A.	Schoeppl & Burke, P.A.
Attorney for Goodman	Attorney for Ecosphere